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                                                                   EXHIBIT 10(a)




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           LICENSE AND RESEARCH SUPPORT AGREEMENT BETWEEN THE COMPANY
             AND THE ROCKEFELLER UNIVERSITY, DATED FEBRUARY 27, 1996

                     LICENSE AND RESEARCH SUPPORT AGREEMENT

            AGREEMENT made as of the 27th day of February, 1996 by and between VIROLOGIX CORPORATION ("Licensee"), a corporation organized and existing under the laws of the State of Delaware, having an office at 666 Third Avenue, 30th Floor, New York, New York, 10017 and THE ROCKEFELLER UNIVERSITY (" University"), a nonprofit education corporation organized and existing under the laws of the State of New York, having an office at 1230 York Avenue, New York, New York 10021.

                               W I T N E S E T H:

            WHEREAS, Dr. William Hall has developed certain technology relating to the prevention and treatment of retroviral infections, which technology is more fully described in Exhibit "A" of this Agreement ("Core Technology");

            WHEREAS, Licensee wishes to obtain the exclusive license rights from the University to exploit the Core Technology;

            WHEREAS, Licensee further wishes to sponsor continuing research by Dr. Hall and his colleagues at the University in the area of the Core Technology;

            WHEREAS, the University is willing to grant such license rights as provided for herein in return for the research support, patent reimbursements and Licensee's other undertakings herein provided, all in the manner described herein; and

            WHEREAS, the research support herein described is of the essence of this Agreement and any default in the prompt and full payment thereof in accordance with the payment schedule herein provided shall be deemed a material breach of this Agreement;

            NOW, THEREFORE, in consideration of the mutual benefits to be derived hereunder, the parties hereto agree as follows:

1. Definitions

      The following terms will have the meanings assigned to them below when used in this Agreement:

            1.1 "Affiliate" means, as to any person or entity, any other person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity. For purposes of the


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preceding definition, "control" means the right to control, or actual control of, the management of such other entity, whether by ownership of voting securities, by agreement, or otherwise.

            1.2 "Combination Product" means any product that is comprised in part of a Product and in part of one or more other biologically active diagnostic, preventive or therapeutic agents which are not themselves Products (the "Other Agents"). "Other Agents" excludes diluents and vehicles of Products.

            1.3 "Commercial Sale" means any transfer to another person or entity (including a distributor, wholesaler or sales agent), for value, after which transfer the seller has no right, power or authority to determine the transferee's resale price, if any. A transfer by Licensee to an Affiliate or Sublicensee, or a transfer among or between Affiliates and/or Sublicensees, shall not constitute a Commercial Sale. "Commercial Sale" does not include distribution of free promotional samples of any Product or Combination Product by Licensee or any of its Affiliates or Sublicensees in amounts determined to be commercially reasonable by Licensee in the exercise of its reasonable discretion.

            1.4 "Party" shall mean either Licensee or University and "Parties" shall mean both Licensee and University.

            1.5 "Licensed Patent Rights" shall mean

                  (a) the patent applications currently being prepared and based on invention disclosures described in Exhibit "A," and all patents which may issue thereon;

                  (b) any patent(s) and/or patent application(s) covering any Invention or Improvement (as defined below) made in the course of research sponsored by Licensee pursuant to Paragraph 5 hereof; and

                  (c) all patent applications and/or patents (including patents which may be issued) which are divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, substitutions, foreign counterparts, extensions or additions of or to the patents and/or applications or are based upon the invention disclosures described in (a) and
(b) of this Paragraph 1.5.

            1.6 "Core Technology" shall mean the technology described in the patent applications currently being prepared and based on invention disclosures set forth in Exhibit "A," as the same may be expanded by


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Invention(s) or Improvement(s) added thereto by operation of this Agreement.

            1.7 "Invention(s)" or "Improvement(s)" shall mean any and all discoveries, methods, processes, compositions of matter and uses, whether or not patentable, made by Dr. William Hall and/or his laboratory colleagues, conceived and reduced to practice during the one-year term of research which is sponsored by Licensee pursuant to the provisions of Paragraph 5 of this Agreement, or any extension of such term of research sponsored by Licensee, which is agreed to by the Parties.

            1.8 "Technical Information" shall mean any and all technical data, information, materials, trade secrets, methods, protocols, procedures, formulations, arts and know-how, whether or not patentable, owned by or subject to the rights of the University relating to the Core Technology during the term of this Agreement which are determined by Licensee to be useful in the practice of Licensed Patent Rights.

            1.9 "Product(s)" shall mean any product that is covered by a Valid Claim of the Licensed Patent Rights. "Valid Claim", with respect to each country, means an issued claim of any unexpired patent, or a claim of any pending patent application that has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference proceeding, in such country.

            1.10 "Net Sales" shall mean:

            (a) with respect to Products, the gross sales price actually charged by Licensee or an Affiliate or Sublicensee in the Commercial Sale of such Licensed Product, less:

                  (i) trade, prompt payment, quantity or cash discounts, rebates, and non-affiliated brokers' or agents' commissions, each as actually and customarily allowed and taken;

                  (ii) amounts actually repaid or credited to customers on account of rejections or returns of specified products on which Royalties have been paid hereunder or on account of retroactive price reductions affecting such products;

                  (iii) customary freight and other transportation costs, including insurance charges, and duties, tariffs, sales, use and excise


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taxes and other governmental charges based directly on sales, turnover or delivery of the specified products and actually paid or allowed by Licensee, an Affiliate of Licensee or a Sublicensee; and

                  (iv) commercially reasonable allowances for bad debts incurred with respect to the Products during the first full year of Commercial Sales of any such Product, provided that such bad debt reserve shall be deemed extinguished within 180 days of the end of such first full year, and any amount of such reserve not actually debited in accordance with commercially reasonable practices during that period shall be deemed to be receipts of Net Sales for all purposes of this Agreement; and

            (b) with respect to Combination Products, the gross sales price actually charged by Licensee or an Affiliate or Sublicensee in the Commercial Sale of such Combination Product, less the deductions set forth in subsections
(a)(i) - (iv) above, multiplied by a fraction having (i) a numerator of the gross sales price of the Product(s) included in such Combination Product as if sold separately or, if such sales price is not available, the fair market value of such Product(s), and (ii) a denominator of the gross sales price of such Combination Product, or if such sales price is not available, the sum of the fair market values of the Other Agents and the Product(s) contained in such Combination Product. The "fair market value" for any Product or Other Agent shall be determined for a quantity comparable to that included in the Combination Product and of substantially comparable class, purity and potency, and shall be mutually agreed to by University and Licensee. When no fair market value is available, the fraction set forth above shall be changed to a fraction having (x) a numerator of the cost to Licensee, its Affiliates or Sublicensees, of the Product(s) included in such Combination Product, and (y) a denominator of the sum of such cost plus the cost to Licensee, its Affiliates or Sublicensees of the Other Agents contained in such Combination Product, provided that in no event shall the fraction be less than (A) one-half (1/2), if only one Other Agent is included with a Product(s) in such Combination Product, (B) one-third (1/3), if two Other Agents are included with a Product(s) in such Combination Product, and (C) one-quarter (1/4), if three or more Other Agents are included with a Product(s) in such Combination Product. "Cost" as used above means the actual cost paid by Licensee, and/or it Affiliates or Sublicensees in an arm's length transaction, if purchased, or if not purchased but actually


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manufactured by any such entity, the sum of the direct manufacturing cost as determined by such entity's internal cost accounting system consistently applied.

            1.11 "Royalty" means for any given fiscal year of Licensee any sum payable to the University with respect to Net Sales in such fiscal year of Products or Combination Products by Licensee, its Affiliates or Sublicensees, and shall exclude without limitation any research or development support payments, marketing or licensing fees received by Licensee or any Affiliate from any third party, any equity investments received from any person or entity whatsoever, and all other reimbursements, advances, prepayments or other payments received from third parties not specifically made with respect to sales of Products or Combination Products.

            1.12 "Sublicense" means any agreement pursuant to which Licensee or an Affiliate of Licensee expressly grants to any third party the right to practise the Inventions or Improvements included within the Licensed Patent Rights for the purpose of manufacturing a Product which has not been produced by Licensee or any of its Affiliates or provided to such third party by Licensee or any of its Affiliates, and specifically excludes any marketing, sales, distribution or similar arrangement with a third party; "Sublicensee" means any person or entity which is not an Affiliate of Licensee and to whom a Sublicense has been granted.

            1.13 "Territory" shall mean the entire world.

            1.14 "Effective Date shall mean the day and year first above written.

            2. Licensed Rights Granted

            2.1 The University hereby grants to Licensee and its Affiliates a sole and exclusive license, including the right to grant Royalty bearing Sublicenses under terms consistent with this Agreement, subject only to the University's prior approval of Sublicensee selected by Licensee which approval shall not be unreasonably withheld or delayed, under Licensed Patent Rights and Technical Information, to make, have made, use, have used, sell, have sold and import Products and Combination Products in the Territory, and to enter into marketing, sales, distribution and similar agreements with third parties, except to the extent that the University's right to do so may be limited


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                  (a) under the provisions of 35 United States Code, Section
201, et seq., and regulations and rules promulgated thereunder and implementing agreements thereof.

            2.2 The University agrees that any Invention(s) or Improvement(s) made in the course of the research sponsored by Licensee, pursuant to Paragraph 5 hereof, shall be disclosed promptly to Licensee. The University agrees that Dr. Hall shall provide Licensee with a quarterly research progress report within thirty (30) days of the end of each calendar quarter after the date hereof, which reports shall disclose any such Invention(s) or Improvement(s) to Licensee, and a final research report containing customary detail and summaries within sixty (60) days following the end of the research. Any such Invention(s) or Improvement(s) shall automatically be added to Licensee's existing license grant under Section 2.1 hereof without the payment of any additional consideration. The existing license shall automatically be expanded to cover the new Invention(s) or Improvement(s) without any further action by either of the Parties hereto, and said Invention(s) or Improvement(s) shall thereupon be deemed an addition to the Core Technology under this Agreement.

            2.3 If Licensee

                  (a) chooses not to practice any Licensed Patent Rights licensed to it hereunder, or

                  (b) notifies the University of its intent not to add a particular new Invention or Improvement to the existing license, the University shall be free to license the same to a third party or parties of its choosing.


                  Licensee agrees to give the University prompt Notice of any decision not to practice Licensed Patent Rights or not to add a new Invention or Improvement to the existing license.

            2.4 The University shall have the right to terminate this Agreement at any time after four (4) years of the Effective Date if, in the University's reasonable judgment, Licensee is not demonstrably engaged in research, development, manufacturing, marketing or licensing, as appropriate, directed toward putting a Product toward a commercial use either directly or through a sublicense; provided, however, that annual expenditures of at least ***** [Confidential Information omitted and filed separately with the SEC] by Licensee toward such commercial use, including,


                                      E-93
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but not limited to, expenditures on research, development, manufacturing, marketing, licensing, finance and administration, shall constitute satisfaction of this requirement. In making this determination, the University shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by Licensee.

            2.5 The University agrees to provide Licensee with Technical Information developed in Dr. Hall's laboratory at the University from time to time during the term of this Agreement. Licensee shall be entitled to use (and shall be entitled to allow its Affiliates and Sublicensees to use) such Technical Information internally in support of development, discovery, manufacturing and marketing efforts for sales of Licensed Products. The University further agrees to use its good faith efforts to cause Dr. Hall to promptly deliver clones or copies of the molecules, compounds, reagents or other materials in his possession included in the Core Technology to Licensee promptly from time to time upon Licensee's request.

            3. Royalties and Other License Consideration

            3.1 As further consideration for the license grant provided in Paragraph 2.1, Licensee agrees to pay the University the following amounts in the nature of Royalties:

                  (a)   Royalties on Net Sales of Products, as follows:

                        (I) For Products or Combination Products sold, leased or otherwise disposed of by Licensee, or any of its Affiliates, Royalties equal to ***** [Confidential Information omitted and filed separately with the SEC] of Net Sales.

                        (II) For Products or Combination Products sold, leased or otherwise disposed of pursuant to a Sublicense by a Sublicensee, Royalties equal to ***** [Confidential Information omitted and filed separately with the SEC] of the above percentage.

                              In addition, University shall receive *****
                              [Confidential Information omitted and filed separately with the SEC] of any non-royalty consideration received by


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                              Licensee for sublicensing of technology
                              licensed hereunder.

                  The obligation to pay Royalties hereunder is imposed only once with respect to the sale, lease or disposition of any Product or Combination Product regardless of the number of Valid Claims which cover such Product or Combination Product. Additionally, there shall be no obligation to pay Royalties on the sale, lease or disposition of Products by Licensee or its Affiliates to any Sublicensees for resale, but in such instances, the obligation to pay Royalties shall arise upon the sale by any such Sublicensee to unrelated third parties. (b) Milestone payments (which shall be paid only once per Product) as follows:

                       (i) ***** [Confidential Information omitted and filed separately with the SEC] within sixty (60) days of the first approved submission of an IND in any country of the Territory on a Product,
                       (ii) ***** [Confidential Information omitted and filed separately with the SEC] within sixty (60) days of the start of a Phase II clinical trial in any country of the Territory,
                       (iii) ***** [Confidential Information omitted and filed separately with the SEC] within sixty (60) days of the first FDA approval or its equivalent in any country of the Territory on a Product.

            3.2 Upon commencement of Net Sales of Products or Combination Products which generate a Royalty to the University pursuant to this Agreement, Licensee shall, within sixty (60) days of the close of the calendar quarter in which such Net Sales begin, make quarterly reports to the University indicating the total Net Sales of Products and Combination Products in the quarter and the calculation of Royalties due thereon. Any Royalty then due and payable shall be included with such report.

            Licensee's records shall be open to inspection by the University or a certified public accountant designated by the University, at reasonable times, and from time to time, for the sole purpose of verifying the accuracy of the reports and the Royalty payments. The University shall bear the reasonable costs of such inspection unless the inspection establishes an error in the University's favor of *****


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[Confidential Information omitted and filed separately with the SEC] or more of the amount payable for the period of inspection. The University shall keep all reports, information, documents and other materials received from Licensee under this Agreement, including the reports made pursuant to the preceding paragraph, confidential and the use of such reports and information by the University is strictly limited to the enforcement of the University's rights under this Agreement.

            3.3 Licensee shall provide written reports within sixty (60) days after the University requests in writing such report, but no more frequently than annually, which shall include the following information: reports of progress on research and development, regulatory approvals, manufacturing and sublicensing, including the terms of any Sublicense.

            4. Patents

            4.1 Future Patent Expenses: Licensee shall select qualified independent patent counsel reasonably satisfactory to the University to file, prosecute and maintain all patent applications included in Licensed Patent Rights, at the expense of Licensee, including divisionals, continuations. continuations-in-part, reissues, renewals, foreign counterparts or extensions. Licensee shall be entitled to determine the countries in which it wishes to obtain and maintain patent protection under this Agreement and shall be free, at any time and at its sole option and upon Notice to the University, to abandon patent prosecution or maintenance in any country of the Territory.

            4.2 Should Licensee decide not to finance the preparation, filing, prosecution, or maintenance of any patent application or patent licensed hereunder, Licensee will give Notice to the University of such decision in writing in adequate time to allow the University, at its own cost, to effectuate such preparation, filing, prosecution, or maintenance if it desires to do so.

                  Nothing herein is intended or shall be construed as obligating the University to file or maintain any U.S. or foreign patents at its own expense, or to defend, enforce, or support any patent or patent applications which may be included in Licensed Patents Rights to which it has granted license rights to Licensee; provided, however, that the University will cooperate with Licensee in its activity in applying for


                                      E-96
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U.S. or foreign patents or in the defense or enforcement of Licensed Patent
Rights.

                  Nothing herein is intended or shall be construed as obligating Licensee to maintain its license with respect to any patent or application licensed hereunder and to finance the preparation, filing, prosecution or maintenance of any patent application in any country or jurisdiction in which it believes it is not in the best business interest of Licensee to do so.

            4.3 Licensee, or any Affiliate or Sublicensee of Licensee, shall have the right but not the obligation to institute patent infringement proceedings against third parties based on any Licensed Patent Rights licensed hereunder. The University agrees to give Notice to Licensee promptly, in writing, of each infringement of Licensed Patent Rights of which the University is or becomes aware during the term of this Agreement. If Licensee does not institute infringement proceedings against such third parties, the University shall have the right, but not the obligation, to institute such proceedings within thirty (30) days after Notice of its intention to commence such proceedings shall have been given to Licensee, in writing, and provided that Licensee does not, within such thirty (30) day period, institute its own proceedings. The expenses of such proceedings, including lawyers' fees, shall be borne by the Party instituting suit. The Party instituting suit shall have the right to select counsel to conduct the suit. Each Party shall execute all necessary and proper documents and take all other appropriate action, including but not limited to being named as a participating party, to allow the other Party to institute and prosecute such proceedings. Any award paid by third parties as a result of such proceedings (whether by way of settlement or otherwise) shall first be applied toward reimbursement for the legal fees and expenses incurred, and the excess, if any, shall be shared on a pro rata basis based on the expenses incurred by each Party.

            5. Sponsored Research

            Licensee agrees to sponsor further research as described in Exhibit "B" on the Core Technology by Dr. William Hall and his colleagues at the University for a minimum period of one (1) year at the budget level provided for in Exhibit "C", attached hereto. Sponsorship at this level shall continue for a second and subsequent years thereafter unless Licensee


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gives the University a minimum of four (4) months' notice that it does not wish to fund research for such second or subsequent years. Dr. Hall will provide to Licensee an annual budget, similar to the budget set forth in Exhibit "C", for such second year, and for each subsequent year, at least six (6) months prior to the beginning of each such year.

                  Licensee shall pay the budgeted amounts to the University quarterly in advance over the one (1) year period of guaranteed support, the first quarterly payment therefor, in the amount of ***** [Confidential Information omitted and filed separately with the SEC] being payable within five
(5) business days following the execution of this Agreement.

            6. Academic Freedom

                  The Parties recognize the traditional freedom of all scientists to publish and present promptly the results of their research. The Parties also recognize that patent rights can be jeopardized by public disclosure prior to the filing of suitable patent applications. Therefore, the University will assure that each proposed publication concerning any technology described in Licensed Patent Rights or Technical Information or which may constitute an Invention or Improvement hereunder, before submission to a publisher, will be submitted to Licensee for review in connection with preservation of patent rights. Licensee shall have thirty (30) days in which to review the publication, which may be extended for an additional thirty (30) days when Licensee provides substantial and reasonable need for such extension. By mutual agreement, this period may be further extended for not more than an additional three (3) months. Licensee will allow for simultaneous submission of the publication to the publisher and Licensee, where appropriate. Scientists acting on behalf of both the University and Licensee will be expected to treat matters of authorship in a proper collaborative spirit, giving credit where it is due and proceeding in a manner which fosters cooperation and communication.

            7. Publicity

                  Licensee will not use the University's name or the name of any member of its faculty or its staff for any public, commercial or advertising purposes without the prior written approval of the University and faculty or staff member involved; provided, however, that it is expressly agreed that Licensee may reveal or identify the University or any

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member of its faculty or staff as the inventor, source or origin of any Core
Technology, Technical Information or any Product or Process for the purpose of soliciting third parties to invest or enter into other commercial arrangements with Licensee, or to acquire a Sublicense, assignment or other transfer of rights in such Core Technology from Licensee and provided further that Licensee may use and disclose the University's name and the name of any member of its faculty or its staff in its internal communications or, upon prior disclosure and consultation with the University, in making any required governmental reports and filings.

                  It is recognized by the Parties that at some future date, a public offering of securities may be contemplated by Licensee. The University intends to cooperate with Licensee in expeditiously reviewing any Licensee registration statements and/or prospectuses, but wishes to reserve its rights with respect to how its name will be used.

            8. Product Liability

                  Licensee agrees to indemnify and hold harmless the University and its trustees, officers, agents, faculty, employees, and students from any and all liability arising from injury or damage to person or property resulting directly or indirectly from Licensee's use, manufacture, or sale of any product covered by any Licensed Patent Rights or Technical Information. This obligation may be delegated by the Licensee to assignees and/or Sublicensees of the Licensee's rights under this Agreement and may be satisfied by the Licensee's and/or its Sublicensees or assignees obtaining and maintaining until the expiration of all licenses granted hereunder, appropriate and available product liability insurance for a conventional amount of coverage generally deemed appropriate in the biotechnology or pharmaceutical industry, under which insurance the University is named as an additional insured.

                  The University shall promptly give the Licensee Notice of any claim asserted or threatened on the basis of which the Party giving such Notice intends to seek indemnification from Licensee as herein provided.

            9. Termination

            9.1 The licenses herein granted shall continue for the full term of any patents licensed hereunder as the same or the effectiveness

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thereof may be extended by any governmental authority, rule or regulation applicable thereto; it being understood, however, that the Licensee's right to continue the practice of then existing Technical Information shall continue as a fully paid, perpetual license.

            9.2 The Licensee shall have the right to terminate any license granted herein at any time upon ninety (90) days' prior written notice to the University.

            9.3 Either Party may terminate this Agreement in the event of a material breach by the other Party, provided only that the breaching Party is given Notice of the breach and a reasonable time, not to exceed thirty (30) days, in which to cure such breach.

            9.4 The University agrees that in the event of the termination of this Agreement and of any option and/or license granted hereunder it will continue any applicable Sublicense on the terms and conditions of such Sublicense in effect at the time of any such termination.

            10. Disclaimer

                  EXCEPT AS EXPRESSLY SET FORTH HEREIN AND WITH RESPECT TO THE OWNERSHIP OF THE LICENSED PATENT RIGHTS, INVENTIONS, IMPROVEMENTS, AND TECHNICAL INFORMATION, THE UNIVERSITY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, IN RESPECT OF THE CORE TECHNOLOGY, TECHNICAL INFORMATION, LICENSED PATENT RIGHT, PRODUCT OR PROCESSES AND SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

            11. Notices

                  Any Notice required to be given pursuant to this Agreement shall be made by personal delivery or, if by mail, then by registered or certified mail, return receipt requested, with postage and fees prepaid, by one Party to the other Party at the addresses noted below, or to such other address as such Party may designate in writing from time to time to the other Party.

                  In the case of the Licensee, Notice should be sent to:

                        Virologix Corporation
                        666 Third Avenue, 30th Floor
                        New York, NY 10017


                  In the case of the University, Notice should be sent to:

                        The Rockefeller University
                        1230 York Avenue
                        New York, New York  10021

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                        Attention: Office of the General Counsel

            12. Representation and Warranties

                  The University hereby represents and warrants to the Licensee that

                  (i) the University has the right to grant the license herein provided under the terms and conditions set forth herein;

                  (ii) there are no encumbrances or restrictions not set forth herein on its right to grant the licenses herein provided; and


                  (iii) this Agreement does not conflict with or breach any other agreement or understanding to which the University is a party.

                  Licensee hereby represents and warrants to the University that

                  (i) Licensee is a corporation duly organized and validly existing under the laws of the State of Delaware, and

                  (ii) Licensee will deliver to the University, on an on-going confidential basis, any reports or other materials provided to its shareholders.

            13. Assignment

                  No Party hereto may assign any of its rights or obligations under this Agreement to any third party, without the express prior written consent of the other Party to this Agreement, which consent will not be unreasonably withheld or delayed; provided, however, that no consent shall be necessary in the event of (i) the sale, merger, acquisition or other business combination, or sale of substantially all the assets, of Licensee or (ii) the sale of all of Licensee's rights with respect to any Product line or lines.

            14. Governing Law

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            15. Further Action

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                  At any time and from time to time, each Party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonable necessary to effectuate the purposes of this Agreement.

            16. Waiver

                  Any Waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of this provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

            17. Severability

                  If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

            18. Counterparts

                  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            19. Force Majeure

                  The Parties shall not be liable in any manner for failure or delay in fulfillment of all or part of this Agreement, directly or indirectly caused by acts of God, governmental order or restrictions, war, war-like condition, revolution, riot, looting, strike, lockout, fire, flood or other similar or dissimilar causes or circumstances beyond the non-performing Party's control. The non-performing Party shall promptly notify the other Party of the cause or circumstance and shall recommence its performance of its obligations as soon as practicable after the cause or circumstance ceases.

            20. Arbitration.

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                  In the event of any dispute under this Agreement, such dispute shall be submitted to arbitration in accordance with the terms of this Section. The party who is alleging that a dispute exists shall send a notice of such dispute to all other parties, which notice shall set forth in detail the dispute, the parties involved and the position of such party with respect thereto. Within ten (10) business days after the delivery of such a notice, counsel for the parties shall mutually select as an arbitrator an attorney practicing in New York, New York, who is experienced in commercial arbitration. If counsel for the parties are unable to agree upon the selection of the arbitrator, an arbitrator residing in or about New York, New York shall be selected by the New York office of the American Arbitration Association. The arbitrator so selected shall schedule a hearing in New York, New York on the disputed issues within forty-five (45) days after his/her appointment and the arbitrator shall render a decision after the hearing, in writing, as expeditiously as is possible, which shall be delivered to the parties. The arbitrator shall render a decision based on written materials supplied by the parties to the arbitration in support of their respective oral presentations at the hearing, and no party shall be entitled to discovery in such matter. The parties shall supply a copy of any written materials to be submitted to the arbitrator at least fifteen (15) days prior to the scheduled hearing. A default judgment may be entered against a party who fails to appear at the arbitration hearing. Such decision and determination shall be final and unappealable and shall be filed as a judgment of record in any jurisdiction designated by the successful party. The parties to this Agreement agree that this paragraph has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described above, and that this paragraph shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters. For purposes of this Section, Licensors may participate in any arbitration either jointly or severally, in their sole discretion.

                  21.  Entire Understanding

                  This Agreement, together with the Exhibits hereto and the concurrently executed Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior understanding and agreement by the Parties with respect to the subject matter hereof and may be modified only by written instrument duly executed by each Party.

            22. Heading

                  The headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

            IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.


                                        VIROLOGIX CORPORATION



                                        By: /s/ Joshua D. Schein
                                        --------------------------------
                                            Its:

                                        THE ROCKEFELLER UNIVERSITY


                                        By: /s/ William Greisar
                                        --------------------------------
                                            Its:

      The undersigned, Dr. Hidehiro Takahashi, to the extent that he may have rights in the attached Agreement between The Rockefeller University and the Licensee therein named, hereby consents and joins in the license grant to the Licensee and agrees to be bound by the terms of the license grant with respect to its interest in the Licensed Patent Rights described in Exhibit "A" attached to said Agreement subject only to the agreement of The Rockefeller University to pay to the undersigned ***** [Confidential Information omitted and filed separately with the SEC] of the net monies received by The Rockefeller University pursuant to Paragraph 3 thereof.


                                        /s/ Hidehiro Takahashi
                                        --------------------------------
                                        Dr. Hidehiro Takahashi


                                        February 27, 1996
                                        ---------------------
                                        Date

      In consideration of Dr. Takahashi's joining in the license grant as above provided, The Rockefeller University agrees to pay to Dr. Takahashi ****** [Confidential Information omitted and filed separately with the SEC] of the net monies received by The Rockefeller University pursuant to Paragraph 3 thereof.


                                        THE ROCKEFELLER UNIVERSITY


                                        By:/s/ William Griesar


                                        February 15, 1996
                                        ---------------------
                                        Date

                                    EXHIBIT A

                                 Core Technology

      Patent applications directed to the following invention disclosures from Dr. William Hall being prepared:

      1. Transgenic Animals Permissive for HIV infection

      2. Inhibitor of HIV Activator of Topoisomerase/Transcription

      3. High Efficiency Retrovirus-Mediated Gene Therapy

      4. Vaccine for HTLV-I and II

                                   EXHIBIT "B"

                HUMAN RETROVIROLOGY: WILLIAM W. HALL, M.D. Ph.D.

(A) HIV-I: Development of Mouse Models for HIV-I Replication.

      Preliminary studies from our laboratory have shown that in addition to the virus receptor (CD4 molecule) HIV replication requires specific interactions with several cellular proteins and these interactions appear to be species-specific. In particular the studies have shown that HIV requires the involvement of the human enzyme topoisomerase I (topo I). Importantly the interaction of the virus with topo I of other species is extremely inefficient. With this information we have begun to investigate if this enzyme may be involved in the host restriction of virus replication, and in fact this would appear to be the case. In recent studies we have shown that HIV infection of mouse fibroblasts is possible if both the CD4 molecule and human topo I are expressed in these cells. As part of our plans to develop a mouse model for HIV-replication: 1) we intend to produce transgenic mice with expression of both of these molecules in peripheral blood mononuclear cells. If these can successfully support HIV replication, they will be extremely useful for studies of virus replication, drug inhibition studies and possibly tests of vaccine efficacy. 2) To further optimize the mouse model for HIV replication we also intend to produce chimeric or pseudotype retroviruses containing the HIV core and the surface molecules (receptor binding molecules) of mouse retroviruses. These will then be tested for their ability to infect transgenic mice only expressing human topo I. Preliminary in vitro studies have indicated a high probability of success with the latter approach.

                                  Research Plan

1. Transgenic Mice: The studies to produce transgenic mice are underway and this involves the introduction of human CD4 and human topo I genes. The latter are prepared by a combination of PCR and cloning methods, and the fidelity of the constructs are analyzed by nucleotide sequencing analysis. It is hoped to establish a line of double transgenic males and use these to mate normal females. The offspring are checked for double gene expression by Southern hybridization methods. To determine if they can be infected with HIV initial studies will involve the establishment of spleen cell cultures in vitro and assaying the ability of virus (both laboratory and wild type strains) to replicate in these cells and to compare the efficiencies of replication.

      If efficient replication can be demonstrated conditions will be established for in vivo infection. It should be appreciated that this project is extremely labor-intensive and very expensive as this will involve the maintenance and care of a large number of animals.

      As noted above to optimize virus replication in the mouse we are also intending to prepare chimeric murine/HIV retroviruses as this will overcome what we feel is the rate limiting step of infection, namely virus entry. Using murine retrovirus glycoproteins to permit virus entry we will not need to include human CD4 in our system. Chimeric virus production will require sophisticated molecular biological manipulation of infectious clones of HIV and murine leukemia virus and at least one year will be required to produce a chimeric clone. This will require the expertise of an individual with extensive experience in molecular biology. Once established this Avirus@ should be able to repliate very effectively in vivo in the mouse and will permit an analysis of almost all stages of HIV repliation.

(A) HTLV-I Vaccine Produciton

      Previous studies in our laboratory have resulted in the successful cloning and expression of a truncated form of the precursor glycoproteins (gp 63) of HTLV-I and HTLV-II. Initial studies in a rabbit model have shown that when used as a vaccine (employing complete Freund's as adjuvant), these can effectively prevent infection in a rabbit model. We now intend to continue these studies and
(a) analyze the effectiveness of the vaccine in rabbits using alum and other adjuvants which would be more suitable for human use. (b) Establish a phase I (safety) trial of the HTLV-I vaccine in humans. This will be carried out in Brazil where a suitable population has been identified.

      The studies planned will involve vaccine production under conditions approved by the FDA in terms of product safety and lack of toxicity. The trial which will be carried out in Brazil should begin within one year. The rabbit studies will take approximately 12 months to study different dosages and adjuvant conditions. These will be also expensive due to high maintenance and procedure cost. Immunological studies will also be carried out on certain animals to determine the mechanisms of vaccine protection.

                                   EXHIBIT "C"

                                Budget: (Year 1)

Personnel: Two individuals (a) a postdoctoral level molecular biologist will be hired to prepare the molecular constructs and carry out the HIV infection studies (100 % effort) and (b) a research technician with direct responsibility for the animal studies both transgenic and vaccine studies (75% effort) will be required. (c) The vaccine trial will involve a 50% effort position of a Brazilian researcher.

Salary with benefits ***** + ****** = ***** (1)
Brazilian researcher ***** = ***** (1)

     TOTAL:                                                      $****** (1)

Supplies:

      Animals: mice maintenance and breeding will be expensive (At LARC mouse @*****) for 1 year will require $***** (1)

      Rabbits vaccine studies                                    $****** (1)

      TOTAL                                                      $****** (1)

Molecular Biologicals: (plasmids, restriciton enzymes, DNA sequencing reagents,
PCR related products, tissue culture reagents)                   $****** (1)

Other Expenses: Travel to coordinate Brazilian studies           $****** (1)

Equipment: (microfuge; power supply, gel drier, vacuum pump)     $****** (1)

                                      TOTAL: Direct Costs        $****** (1)
                                      Indirect Costs (30%):      $****** (1)
                                                                 -------
                                      Total Costs:               $****** (1)

----------
(1) Confidential Information omitted and filed separately with the SEC.